EXHIBIT 3.150

ARTICLES OF INCORPORATION

OF

PILGRIM MINING COMPANY, INC.

The undersigned Incorporator has executed these Articles of Incorporation for the purposes of forming and does hereby form a corporation under the laws of the Commonwealth of Kentucky in accordance with the following provisions.

ARTICLE I

The name of the Corporation is Pilgrim Mining Company, Inc.

ARTICLE II

The number of shares that the Corporation shall have authority to issue shall be 1,000 shares of the par value of $10.00 each.

ARTICLE III

The address of the initial registered office of the Corporation shall be Suite 1000, 201 East Main Street, Lexington, Kentucky 40507 and its initial registered agent at that address shall be Charles E. Shivel, Jr., Esq.

ARTICLE IV

(1) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgement, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or competed action or suit by or in the right of the Corporation to procure a judgement in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or manner as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3) To the extent that a director, officer, employee or agent of a Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (1) or (2), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4) Any indemnification under subsection (1) or (2) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (1) or (2). Such determination shall be made:

(a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or

(b) By the shareholders.

(5) Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action or proceeding as authorized in the manner provided in subsection (4) upon receipt of an undertaking by or on behalf of the director, office, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this section.

(6) The indemnification provided by this section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw,

agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

(8) For the purpose of this section, reference to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

(9) The Corporation eliminates or limits the personal liability of a director to the Corporation or its shareholders for monetary damages for breach of his duties as a director, except the liability of a director:

(a) For any transaction in which the director’s personal financial interest is in conflict with the financial interests of the Corporation or its shareholders;

(b) For acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law;

(c) For any vote for or assent to an unlawful distribution to shareholders as prohibited under KRS 271B.8-330; or

(d) For any transaction from which the director derived an improper personal benefit.

The above shall not eliminate or limit the liability of any director for any act or omission occurring prior to the effective date of these Articles of Incorporation. In no case shall this subsection or any such provision be construed to expand the liability of any director as determined pursuant to KRS 271B.8-300.

ARTICLE V

The address of the principle office of the Corporation shall be P. O. Box 2046, Inez, Kentucky 41224.

ARTICLE VI

The name and address of the Incorporator is Howard M. Persinger, Jr., P. O. Box 1258, Williamson, West Virginia 25661.

Signed by the Incorporator at Williamson, West Virginia, this 2nd day of September, 1993.

/s/ Howard M. Persinger, Jr.

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